BARRY GILBERT EMPLOYMENT AGREEMENT

               This  Employment  Agreement (this  "Agreement")  has been entered into, effective as of the second day of December 1996, between SHARPER IMAGE CORPORATION, a Delaware corporation (the "Company"), and BARRY GILBERT
("Executive") to provide for the employment of Executive on the terms and conditions set forth herein.

       WHEREAS, the Company wishes to employ Executive as the Company's Vice Chairman and to assure itself of the continued employment efforts of Executive for the period provided in this Agreement, and Executive is willing to continue to serve in the employ of the Company on a full-time basis in such position for such period upon the terms and conditions hereinafter provided.

       NOW,  THEREFORE,   in  consideration  of  the  mutual  agreements  herein
contained, intending to be legally bound, the Company and Executive agree as follows:

       1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment by the Company, upon the terms and conditions herein provided.

       2. Term of Employment. Executive's employment with the Company pursuant to this Agreement shall commence on December 2, 1996 and shall continue through January 31, 1999, unless such employment is sooner terminated or subsequently extended as hereinafter provided. Unless earlier terminated, this Agreement shall continue in effect after January 31, 1999, unless either the Company or Executive elects to terminate this Agreement by providing not less than thirty
(30) days prior written notice to the other party. The period during which this Agreement continues in effect shall constitute the "Employment Period". In the event of a termination of this Agreement, Executive shall be entitled to receive severance benefits in accordance with Section 7 hereof.

       3. Positions and Responsibilities.

               (a) Position. During the Employment Period, Executive shall serve as the Company's Vice Chairman and shall be responsible for the general management of the business and affairs of the Company, reporting directly to the Chairman of the Board and Chief Executive Officer ("CEO") and the Board of Directors of the Company (the "Board").

               (b) Duties. During the Employment Period, and subject to the control of the Board, Executive shall oversee all functional heads of the organization, and will lead and motivate the management team. Executive shall work with the CEO to develop overall strategy and ensure that sales and profit goals are achieved. Executive shall have full profit and loss responsibility for the Company, including all sales, operations, merchandising, marketing, human resources, systems, finance, stores and administration. In addition,

Executive shall perform such other executive and/or administrative duties consistent with the office of Vice Chairman as from time to time may be assigned to Executive by the Board, but subject to the conditions in this Agreement. Executive shall devote Executive's full business time and attention to, and exert Executive's best efforts in, the performance of Executive's duties hereunder, so as to promote the business of the Company. Executive's principal place of business shall be at the Company's corporate offices in San Francisco, California.

               (c) Death or Incapacity of Chief Executive Officer. In the event of the death or incapacity of the CEO during the Employment Period, Executive shall be automatically promoted to serve as the Company's CEO, subject to the review and discretion of the Board.

       4. Compensation. For all services rendered by Executive pursuant to this Agreement, the Company shall pay Executive, and Executive agrees to accept, the salary, bonuses and other benefits described below in this Section 4.

               (a) Salary. The Company shall pay Executive an annual base salary
("Base Salary") as determined by the Board in accordance with this Section 4, payable at periodic intervals in accordance with the Company's payroll practices for salaried employees. Executive's Base Salary shall be Three Hundred Twenty-Five Thousand Dollars ($325,000.00) for the period from the commencement of Executive's employment through the last day of the pay period ending after December 6, 1998. Commencing on the first day of the first pay period of the Company following December 6, 1998, Executive's Base Salary shall be increased to Three Hundred Fifty Thousand Dollars ($350,000). In accordance with Section 4(c) hereof, the amount of the Base Salary shall be reviewed by the Board on at least an annual basis for the fiscal year ending January 31, 2000 and all future years, and any modifications will be effective as of the date determined appropriate by the Board.

               (b) Bonuses. In addition to Base Salary, Executive shall be entitled to receive a bonus payment of Fifty Thousand Dollars ($50,000.00) on December 5, 1998 in the event Executive is employed by the Company on that date. In addition Executive shall be entitled to receive an annual bonus ("Bonus") for each fiscal year of the Company ending with or within the Employment Period in which the earnings per share for that fiscal year have increased fifteen percent (15%) over the prior fiscal year. For these purposes, earnings per share shall be calculated after deducting all management bonuses. The amount of the Bonus shall be calculated at the end of each fiscal year according to the following formula: the Bonus shall equal the earnings per share for such fiscal year multiplied by Two Hundred Thousand (200,000).

               (c) Annual Compensation Review. Notwithstanding anything herein to the contrary, Executive's compensation, consisting of salary, bonus and stock option grants, shall be reviewed not less than annually by the Board of Directors.

                                       2.

               (d) Health Care. During the Employment Period, Executive shall be eligible to participate in any health insurance programs and medical plans available to officers or employees of the Company.

               (e) Participation in Benefit and Equity Compensation Plans. During the Employment Period, Executive shall be eligible to receive all benefits, including those under equity participation and bonus programs, to which key employees are or become eligible under such plans or programs as may be established by the Board.

               (f) Stock Option Grants. In addition to the other benefits to which the Executive shall be entitled to under this Agreement, upon commencement of the Employment Period, the Company shall grant to Executive two stock options under the Company's Stock Option Plan (the "Plan"). Both options shall be governed under the terms of the Plan.

               The first option grant (the "First Option") shall be for One Hundred Fifty Thousand (150,000) shares of the Company's common stock that will vest according to the following schedule: Fifty Thousand (50,000) shares on February 1, 1997, Fifty Thousand (50,000) shares on February 1, 1998, and Fifty Thousand (50,000) shares on February 1, 1999. Such shares will vest only if Executive is employed by the Company on such dates and shall vest in accordance with the terms of the Plan and the First Option.

               The second option grant (the "Second Option") shall be for One Hundred Fifty Thousand (150,000) shares of the Company's common stock. The Second Option shall vest entirely upon the Executive's completion of seven (7) years of continuous employment with the Company. However, the vesting of the Second Option shall accelerate by the following specified amounts in the event that any of the following conditions are satisfied: (i) in the event that the Company's earnings per share for the fiscal year ending January 31, 2000 equals or exceeds $.89 or the closing price of the Company's common stock has equalled or exceeded Eight Dollars ($8.00) per share for each of the twenty (20) trading days immediately preceding January 31, 2000, then Fifty Thousand (50,000) shares of the Second Option shall vest on January 31, 2000; (ii) in the event that the Company's earnings per share for the fiscal year ending January 31, 2001 equals or exceeds $1.05 or the closing price of the Company's stock has exceeded Ten Dollars ($10.00) per share for each of the twenty (20) trading days immediately preceding January 31, 2001, then Fifty Thousand (50,000) shares of the Second Option shall vest on January 31, 2001; (iii) in the event that the Company's earnings per share for the fiscal year ending January 31, 2002 equals or exceeds $1.25 or the closing price of the Company's common stock has equalled or exceeded Twelve Dollars ($12.00) per share for each of the twenty (20) trading days immediately preceding January 31, 2002, then Fifty Thousand (50,000) shares of the Second Option shall vest on February 1, 2002. The shares subject to the Second Option shall vest only if Executive is employed by the Company on said dates. The vesting of the First Option and the Second Option shall be accelerated in accordance with the terms of the Plan; provided, however, that the vesting of the Second Option shall be accelerated only if the change of control

                                       3.

event causing such acceleration has occurred following June 2, 1997. The First Option and the Second Option shall be ten year grants and shall contain and be subject to all other standard terms applicable to the other stock option grants under the Plan. Promptly following the commencement of the Employment Period, the Company will prepare and execute the appropriate stock option agreements for the Executive to reflect the two option grants described in this Section 4(f).

               (g) 401(k) Plan Benefits. In addition to the other benefits to which Executive shall be entitled to under this Agreement, Executive shall be entitled to participate in the Company's 401(k) Plan and shall be entitled to receive the full benefit of contributions to be made by the Company for the benefit of Executive under the terms of the 401(k) Plan.

       5. Vacation. During the Employment Period, Executive shall be entitled to vacation in accordance with the Company policy in effect for executive officers.

       6.  Indemnification.   The  Company  shall  maintain  indemnification  of
Executive pursuant to the provisions of the Company's Certificate of Incorporation and Bylaws to the fullest extent of Delaware law and all other applicable law, and shall provide Executive with indemnification pursuant to the Company's standard indemnification agreement and any director's and officer's liability insurance policy maintained by the Company.

       7. Severance Benefits.

               (a)   Termination  of  Employment.   In  the  event   Executive's
employment terminates for any reason then Executive shall be entitled to receive severance benefits as follows:

                       (i) Voluntary Resignation. If Executive's employment terminates by reason of Executive's voluntary resignation (and such termination is not an Involuntary Termination or a termination for Cause), then Executive shall not be entitled to receive severance benefits under this Agreement.

                       (ii) Involuntary Termination Other Than For Cause. If Executive's employment is terminated as a result of an Involuntary Termination other than for Cause, then the following severance benefits shall be paid or otherwise provided to Executive: (A) if such termination occurs during the first two years of the Employment Period, Executive shall be entitled to receive severance payments, in the form of monthly cash payments in accordance with the Company's payroll policies, for the remainder of the initial two-year Employment Term under this Agreement at the Base Salary rate in effect at the time of termination, but in no event shall Executive receive fewer than twelve (12) monthly payments at such Base Salary rate following termination; (B) if the termination occurs following the completion of two years of the Employment Period, Executive shall be entitled to receive twelve (12) monthly payments at the Base Salary rate for the period following

                                       4.

termination until Executive accepts any position with another employer, at which time Executive shall receive no further payments.

                       (iii) Termination for Cause. If Executive's employment is terminated for Cause, then Executive shall not be entitled to receive any severance payments or other severance benefits under this Section 8. Executive's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

               (b) Benefit Reduction. Should any of Executive's severance benefits under this Section 8 (including any severance payments and any accelerated vesting of outstanding options or shares of stock) be deemed to be parachute payments under Code Section 280G, then, first, the dollar amount of any severance payment and, secondly, the accelerated vesting of any options or shares of stock, will be reduced to the extent (and only to the extent) necessary to provide Executive with the maximum after-tax benefit available, after taking into account any parachute excise tax which might otherwise be payable by Executive under Code Section 4999 and any analogous State income tax provision.

       8. Noncompetition and Confidential Information. While employed by the Company, Executive will not directly or indirectly manage, operate, participate in, be employed by, perform consulting services for, or otherwise be connected in any manner with, any firm, person, corporation, or enterprise which would be competitive with the business of the Company. Executive will not at any time disclose to others any confidential information relating to the Company or to the business of the Company and confirms that such information constitutes the exclusive property of the Company. The foregoing shall not preclude Executive's investment in any such firm, corporation or enterprise provided that at any one time Executive and members of Executive's immediate family do not own more than one percent (1%) of any voting securities of any such entity.

       9. Failure to Comply. If for any reason Executive shall cease to render services as required by this Agreement without the written consent of the Company, or if Executive shall breach the provisions of Section 8 hereof, then, except as provided in Section 7 hereof, Executive will thereby relinquish all rights to any benefits hereunder (other than vested stock options or other vested benefits), and the Company shall reserve whatever rights, if any, it may have against Executive under this Agreement or otherwise.

       10. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and shall perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

                                       5.

       11. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive shall be addressed to Executive at the home address from which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notice shall be directed to the attention of its Secretary.

       12. Miscellaneous Provisions.

               (a) Definition of Terms. The capitalized terms in this Agreement shall have the meanings set forth in this Agreement or in Appendix A hereto.

               (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer or representative of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision of another time.

               (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

               (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

               (e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity of unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

               (f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement may be settled by arbitration in the County of San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. Such arbitration proceedings shall be nonbinding and any claim with respect to this Agreement, whether or not previously the subject of an arbitration proceeding, may be brought in any court of competent jurisdiction.

                                       6.

               (g)  Employment   Taxes.  All  payments  made  pursuant  to  this
Agreement will be subject to withholding of applicable income and employment taxes.

               (h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company; provided, however, that if there is any such assignment, the Company will guarantee all payments and the performance of all obligations under this Agreement. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation or other entity that actually employs Executive.

               (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement this day and year first above written.

SHARPER IMAGE CORPORATION                              EXECUTIVE

By:  /s/ Richard Thalheimer                            /s/ Barry Gilbert
     -------------------------                         ---------------------
        Richard Thalheimer                             Barry Gilbert
        Chairman of the Board and Chief
          Executive Officer



                                       7.

                                   APPENDIX A

                                  Definitions

                Cause. "Cause" shall mean (i) the material breach by Executive of one or more of Executive's obligations under this Agreement which are not otherwise corrected within ten (10) days following the Company's written notice to Executive of such breach, (ii) conviction of a felony, (iii) repeated unexplained or unjustified absence, (iv) willful breach of fiduciary duty under this Agreement or (v) gross negligence or willful misconduct where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries.

                Involuntary Termination. "Involuntary Termination" shall mean termination by the Company of Executive's employment for any reason other than for Cause, and shall include Executive's voluntary resignation following (i) the material breach by the Company of one or more of its obligations under this Agreement which are not otherwise corrected within ten (10) days following Executive's written notice to the Company of such breach, or (ii) the occurrence of any of the following events without Executive's express prior written consent: (A) a change in Executive's position with the Company which materially reduces Executive's level of responsibilities, (B) a relocation of Executive's place of employment by more than twenty (20) miles from the Company's current executive offices without Executive's prior consent, or (c) the assignment of additional material job responsibilities or a reduction in job responsibilities inconsistent with Executive's position with the Company and Executive's prior responsibilities.

                                       1.